Exhibit (n)(2)

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form N-2 of PennantPark Floating Rate Capital Ltd. of our reports dated November 17, 2022 and November 17, 2021, relating to the consolidated financial statements of PennantPark Senior Secured Loan Fund I LLC, appearing in Exhibits 99.3 and 99.4 in the Annual Report on Form 10-K of PennantPark Floating Rate Capital Ltd. for the year ended September 30, 2022.

We also consent to the reference to our firm under the heading “Independent Auditor” in this Registration Statement.

/s/ RSM US LLP

New York, New York

December 15, 2022